Exhibit 4.2

AMENDMENT NO. 1

TO

AMENDED AND RESTATED DECLARATION OF TRUST

OF

CRM USA HOLDINGS TRUST I

Dated March 3, 2011

AMENDMENT NO. 1 (this “Amendment”), dated as of March 3, 2011, to the Amended and Restated Declaration of Trust (“Declaration of Trust”), dated November 14, 2006, of CRM USA Holdings Trust I (the “Trust’), is entered into by and among the Trust, BNY Mellon Trust of Delaware (formerly The Bank of New York (Delaware)), as Delaware Trustee, The Bank of New York Mellon Trust Company, National Association (formerly The Bank of New York Trust Company, National Association), as Institutional Trustee, Majestic USA Capital, Inc. (formerly known as CRM USA Holdings Inc.), as Sponsor, and Majestic Capital, Ltd. (formerly known as CRM Holdings, Ltd.), as Parent Guarantor.

W I T N E S S E T H:

WHEREAS, the Delaware Trustee and the Sponsor established the Trust, a statutory trust under the Statutory Trust Act, pursuant to a Declaration of Trust, dated as of November 6, 2006, (the “Original Declaration”), as amended and restated by an Amended and Restated Declaration of Trust, dated November 14, 2006 (the “Declaration of Trust”), and the filing of a Certificate of Trust with the Secretary of State of the State of Delaware on November 6, 2006;

WHEREAS, the Sponsor and the Parent Guarantor executed and delivered to the Institutional Trustee an Indenture dated as of November 14, 2006 (the “Indenture”) between the Sponsor, the Parent Guarantor and the Institutional Trustee, pursuant to which the Sponsor issued Junior Subordinated Debt Securities due December 15, 2036 (the “Debt Securities”) to the Trust;

WHEREAS, the Parent Guarantor has entered into an Agreement and Plan of Merger and Amalgamation, dated September 21, 2010, by and among Bayside Capital Partners LLC, Majestic Capital Acquisition Corp., and Parent Guarantor, and as condition to the closing thereunder, the Sponsor is required to amend certain provisions of the Indenture, which require certain conforming amendments to certain provisions of the Declaration of Trust;

WHEREAS, Article XI of the Declaration of Trust provides that, upon the consent of the Holders of a Majority in liquidation amount of the Capital Securities, the Declaration of Trust may be amended by a written instrument approved and executed by (i) the Institutional Trustee; (ii) the Delaware Trustee, if such amendment affects the rights, powers, duties, obligations or immunities of the Delaware Trustee; (iii) the Administrators, if such amendment affects the rights, powers, duties, obligations or immunities of the Administrators; and (iv) the Holders of a Majority in liquidation amount of the Common Securities;

WHEREAS, the Sponsor launched a consent solicitation to amend the terms of the Indenture and Declaration of Trust pursuant to a Notice of Consent Solicitation dated November 4, 2010, and the Holders of not less than a Majority in liquidation amount of the Capital Securities have consented in writing to the substance of the amendments of the Declaration of Trust set forth in this Amendment;

WHEREAS, the Sponsor has delivered or is delivering contemporaneously herewith to the Institutional Trustee a copy an Officers’ Certificate and an Opinion of Counsel pursuant to Section 11.1 of the Declaration of Trust; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Amendment and to make this Amendment valid and binding have been complied with or have been done or performed;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree to amend the Declaration of Trust as follows:

ARTICLE I.

DEFINITIONS

Section 1.1                      General. For all purposes of this Amendment, except as otherwise expressly provided or unless the context otherwise requires:

(a)           the words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Declaration of Trust and this Amendment as a whole and not to any particular Article, Section or subdivision; and

(b)           capitalized terms used but not defined in this Amendment shall have the meanings assigned to them in the Declaration of Trust.

ARTICLE II.

AMENDMENT OF DECLARATION OF TRUST

Section 2.1                      Amendment to Definitions. Section 1.1 of the Declaration Trust is hereby amended by inserting the following new definition alphabetically into Section 1.1 of the Declaration of Trust:

“Premium Volume” means the aggregate, but without duplication, of (i) direct written premium and assumed written premium (as such terms are defined by applicable statutory accounting practices) generated from insurance policies written by insurance company subsidiaries of the Debenture Issuer and (ii) direct written premium and assumed written premium (as such terms are defined by applicable statutory accounting practices) produced or managed under the Debenture Issuer’s insurance services segment including, without limitation, premiums produced or managed as an insurance producer, managing general agent or managing general underwriter.

Section 2.2                      Amendment to Annex I of the Declaration of Trust. Section 2(d) of Annex I of the Declaration of Trust adopted pursuant to Section 6.4 of the Declaration of Trust is hereby amended and restated in its entirety as follows:

“(d)           On each LIBOR Determination Date, the Calculation Agent shall notify, in writing, the Sponsor and the Paying Agent of the applicable Coupon Rate in effect for the related Distribution Period. The Calculation Agent shall, upon the request of the Holder of any Securities, provide the Coupon Rate then in effect. All calculations made by the Calculation Agent in the absence of manifest error shall be conclusive for all purposes and binding on the Sponsor and the Holders of the Securities. The Paying Agent shall be entitled to rely on information received from the Calculation Agent or the Sponsor as to the Coupon Rate. The Sponsor shall, from time to time, provide any necessary information to the Paying Agent relating to any original issue discount and interest on the Securities that is included in any payment and reportable for taxable income calculation purposes.

Distributions on the Securities will be cumulative, will accrue from the date of original issuance, and will be payable, subject to extension of Distribution payment periods as described herein, quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on December 15, 2006 (each, a “Distribution Payment Date”). Subject to prior submission of Notice (as defined in the Indenture), the Debenture Issuer has the right under the Indenture to defer payments of interest on the Debentures by extending the interest payment period for up to 20 consecutive quarterly periods (each such extended interest payment period together with all previous and future consecutive extensions thereof, is referred to herein as an “Extension Period”) at any time and from time to time on the Debentures, subject to the conditions described below and in the Indenture, during which Extension Period no interest shall be due and payable (except any Additional Interest that may be due and payable). During any Extension Period, interest will continue to accrue on the Debentures, and interest on such accrued interest (such accrued interest and interest thereon referred to herein as “Deferred Interest”) will accrue at an annual rate equal to the Coupon Rate in effect for each such Extension Period, compounded quarterly from the date such Deferred Interest would have been payable were it not for the Extension Period, to the extent permitted by law.

No Extension Period may end on a date other than a Distribution Payment Date. At the end of any such Extension Period, the Debenture Issuer shall pay all Deferred Interest then accrued and unpaid on the Debentures; provided, however, that no Extension Period may extend beyond the Maturity Date, any Redemption Date or Special Redemption Date and provided, further, that if (1) there shall have occurred and be continuing an Event of Default, (2) the Debenture Issuer or the Parent Guarantor shall be in default with respect to its payment of any obligations under the Guarantee or the Parent Guarantee Agreement, respectively, (3) the Debenture Issuer shall have given notice of its election to defer payments of interest on the Debt Securities by extending the interest payment period as provided herein and such period, or any extension thereof, shall have commenced and be continuing, or (4)(x) the dollar amount of the Debenture Issuer’s Premium Volume in any calendar year fails to exceed 51% of the Debenture Issuer’s Premium Volume in the previous calendar year; or (y) the Debenture Issuer sells more than 51% of its rights to renew its Premium Volume in one or more transactions over the course of a twelve (12) month period, then the Parent Guarantor and Debenture Issuer shall not, and shall not permit any Affiliate of the Debenture Issuer and Parent Guarantor that is controlled by the Debenture Issuer or Parent Guarantor to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Debenture Issuer’s, the Parent Guarantor’s or such controlled Affiliate’s capital stock (other than payments of dividends or distributions to the Debenture Issuer or the Parent Guarantor) or make any guarantee payments with respect to the foregoing, (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Debenture Issuer, the Parent Guarantor or any Affiliate of the Debenture Issuer and Parent Guarantor that is controlled by the Debenture Issuer or Parent Guarantor that rank pari passu in all respects with or junior in interest to the Debt Securities or (iii) make any payment under any guarantees of the Debenture Issuer, the Parent Guarantor or any Affiliate of the Debenture Issuer and Parent Guarantor that is controlled by the Debenture Issuer or Parent Guarantor that rank in all respects pari passu with or junior in interest to the Capital Securities Guarantee (other than, with respect to clauses (i), (ii) and (iii) above, (A) repurchases, redemptions or other acquisitions of shares of capital stock of the Debenture Issuer or any subsidiary of the Debenture Issuer (I) in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of one or more employees, officers, directors or consultants, (II) in connection with a dividend reinvestment or stockholder stock purchase plan and/or (III) in connection with the issuance of capital stock of the Debenture Issuer or such subsidiary (or securities convertible into or exercisable for such capital stock), as consideration in an acquisition transaction entered into prior to the occurrence of (i), (ii) or (iii) above, (B) as a result of any exchange, reclassification, combination or conversion of any class or series of the Debenture Issuer’s capital stock (or any capital stock of a subsidiary of the Debenture Issuer) for any class or series of the Debenture Issuer’s capital stock (or in the case of a subsidiary of the Debenture Issuer, any class or series of such subsidiary’s capital stock) or of any class or series of the Debenture Issuer’s indebtedness for any class or series of the Debenture Issuer’s capital stock (or in the case of indebtedness of a subsidiary of the Debenture Issuer, any class or series of such subsidiary’s indebtedness for any class or series of such subsidiary’s capital stock), (C) the purchase of fractional interests in shares of the Debenture Issuer’s capital stock (or the capital stock of any subsidiary of the Debenture Issuer) pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (D) any declaration of a dividend in connection with any stockholder’s rights plan, or the issuance of rights, stock or other property under any stockholder’s rights plan, or the redemption or repurchase of rights pursuant thereto, (E) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock and any cash payments in lieu of fractional shares issued in connection therewith, or (F) payments under the Guarantee Agreement), or (iv) enter into any contracts with shareholders holding more than 10% of the outstanding shares of common stock of the Debenture Issuer ((i), (ii), (iii) and (iv) above collectively, the “Block”). Prior to the termination of any Extension Period, the Debenture Issuer may further extend such period, provided, that such period together with all such previous and further consecutive extensions thereof shall not exceed 20 consecutive quarterly periods, or extend beyond the Maturity Date. Upon the termination of any Extension Period and upon the payment of all Deferred Interest, the Debenture Issuer may commence a new Extension Period, subject to the requirements herein and in the Indenture. No interest or Deferred Interest (except any Additional Interest that may be due and payable) shall be due and payable during an Extension Period, except at the end thereof, but Deferred Interest shall accrue upon each installment of interest that would otherwise have been due and payable during such Extension Period until such installment is paid. If Distributions are deferred, the Distributions due shall be paid on the date that the related Extension Period terminates to Holders of the Securities as they appear on the books and records of the Trust on the record date immediately preceding such date. Distributions on the Securities must be paid on the dates payable (after giving effect to any Extension Period) to the extent that the Trust has funds legally available for the payment of such distributions in the Property Account of the Trust. The Trust’s funds available for distribution to the Holders of the Securities will be limited to payments received from the Debenture Issuer. The payment of Distributions out of moneys held by the Trust is guaranteed by the Guarantor and the Parent Guarantor pursuant to the Guarantee.”

Section 2.3                      Defined Terms; Related Amendments. Any provisions contained in the Common Securities or Capital Securities or the form of Common Securities or Capital Securities attached to the Declaration of Trust as Exhibits A-1 and A-2, respectively, that relate to any sections of the Declaration of Trust that are amended by this Amendment shall be likewise amended so that any such provisions contained in the Common Securities or Capital Securities or such form of Common Securities or Capital Securities will conform to and be consistent with such amended provisions of the Declaration of Trust.

ARTICLE III.

MISCELLANEOUS PROVISIONS

Section 3.1                      Effectiveness. This Amendment shall become effective upon its execution and delivery by the parties hereto. Upon the execution and delivery of this Amendment by the parties hereto, the Declaration of Trust shall be amended in accordance herewith, and this Amendment shall form a part of the Declaration of Trust for all purposes, and every Common Security or Capital Security heretofore or hereafter authenticated and delivered under the Declaration of Trust, and the holders thereof, shall be bound thereby.

Section 3.2                      Declaration of Trust Remains in Full Force and Effect. Except as amended, deleted or supplemented hereby, all provisions in the Declaration of Trust shall remain in full force and effect.

Section 3.3                      Declaration of Trust and Amendment Construed Together. This Amendment is an amendment to the Declaration of Trust, and the Declaration of Trust and this Amendment shall henceforth be read and construed together. In the event of a conflict between the terms and conditions of the Declaration of Trust and the terms and conditions of this Amendment, then the terms and conditions of this Amendment shall prevail.

Section 3.4                      Confirmation and Preservation of Declaration of Trust. The Declaration of Trust as amended by this Amendment is in all respects confirmed and preserved.

Section 3.5                      Conflict with Trust Indenture Act. If any provision of this Amendment limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under the Trust Indenture Act to be part of and govern any provision of this Amendment, such provision of the Trust Indenture Act shall control. If any provision of this Amendment modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, such provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Amendment, as the case may be.

Section 3.6                      Partial Enforceability. If any provision of this Amendment, or the application of such provision to any Person or circumstance, shall be held invalid, the remainder of this Amendment, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

Section 3.7                      Headings. Headings contained in this Amendment are inserted for convenience of reference only and do not affect the interpretation of this Amendment or any provision hereof.

Section 3.8                      Benefits of Amendment. Nothing in this Amendment, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any benefit of any legal or equitable right, remedy or claim under the Declaration of Trust, this Amendment or the Common Securities or Capital Securities.

Section 3.9                      Successors and Assigns. Whenever in this Amendment any of the parties hereto is named or referred to, the successors and assigns of such party shall be deemed to be included, and all covenants and agreements in this Amendment by the Sponsor, the Parent Guarantor and the Trustees shall bind and inure to the benefit of their respective successors and assigns, whether or not so expressed.

Section 3.10                      Trustees Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Sponsor and the Parent Guarantor and the Trustees assume no responsibility for their correctness. The Trustees shall not be liable or responsible for the validity or sufficiency of this Amendment.

Section 3.11                      Certain Duties and Responsibilities of the Trustees. In entering into this Amendment, the Trustees shall be entitled to the benefit of every provision of the Declaration of Trust relating to the conduct or affecting the liability or affording protection to the Trustees, whether or not elsewhere herein so provided.

Section 3.12                      Governing Law. This Amendment and the rights and obligations of the parties hereunder shall be governed by and interpreted in accordance with the law of the State of Delaware and all rights, obligations and remedies shall be governed by such laws without regard to the principles of conflict of laws of the State of Delaware or any other jurisdiction that would call for the application of the law of any jurisdiction other than the State of Delaware.

Section 3.13                      Counterparts. This Amendment may contain more than one counterpart of the signature page and this Amendment may be executed by the affixing of the signature of each of the Trustees and Administrators to any of such counterpart signature pages. All of such counterpart signature pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the day and year first above written.

BNY MELLON TRUST OF DELAWARE, as Delaware Trustee

By:	/s/ Kristine K. Gullo
Kristin K. Gullo
Vice President

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, as Institutional Trustee

By:	/s/ Nancy R. Johnson
Nancy R. Johnson
Vice President

MAJESTIC USA CAPITAL, INC., as Sponsor

By:	/s/ James J. Scardino
James J. Scardino
Chief Executive Officer

CRM USA HOLDINGS TRUST I

By:	/s/ James J. Scardino
James J. Scardino
Administrator

By:	/s/ Louis J. Viglotti
Louis J. Viglotti
Administrator

MAJESTIC CAPITAL, LTD., as Parent Guarantor

By:	/s/ James J. Scardino
James J. Scardino
Chief Executive Officer